United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a — 101)

Information Required In Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]	Preliminary proxy statement.
[ ]	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
[X]	Definitive proxy statement.
[ ]	Definitive additional materials.
[ ]	Soliciting material pursuant to Section 240. 14a-12

HEALTHAXIS INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
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[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

	1)	Amount previously paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing party:
	4)	Date filed:

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders (“Annual Meeting”) of Healthaxis Inc. (the “Company”), which will be held on June 6, 2007, at 9:00 a.m., Central Daylight Time, at the offices of the Company located at 7301 North State Highway 161, Suite 300, Irving, Texas 75039. The official Notice of Annual Meeting, together with a proxy statement and form of proxy, are enclosed. Please give this information your careful attention.

Healthaxis invites all shareholders to attend the meeting in person. If you cannot be present, you may vote by mailing the enclosed proxy card or by other methods made available by your bank, broker or nominee. Voting by written proxy will ensure your representation at the Annual Meeting if you choose not to attend in person. Please review the instructions on the proxy card or the information forwarded by your bank, broker or nominee concerning your voting options. The shareholders attending the Annual Meeting may vote in person even if they have returned a proxy.

Sincerely, James W. McLane Chairman	John M. Carradine Chief Executive Officer

Irving, Texas
May 1, 2007

HEALTHAXIS INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 6, 2007

TO THE SHAREHOLDERS OF HEALTHAXIS INC.:

Healthaxis Inc. will hold its Annual Meeting of Shareholders at 9:00 a.m., Central Daylight Time, on June 6, 2007, at the executive offices of Healthaxis Inc. located at 7301 North State Highway 161, Suite 300, Irving, Texas 75039, for the following purposes:

1.	To elect eight directors to serve until the next annual meeting of shareholders and until their successors are duly elected;

2.	To ratify the selection of McGladrey & Pullen, LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2007; and

3.	To act upon such other matters as may properly come before the meeting, including any motion to adjourn to a later time to permit further solicitation of proxies if necessary to establish a quorum, or to obtain additional votes in favor of the proposals or before any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on April 19, 2007, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO VOTE BY COMPLETING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD OR BY OTHER MEANS MADE AVAILABLE BY YOUR BANK, BROKER OR NOMINEE. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

J. Brent Webb
Secretary

Irving, Texas
May 1, 2007

HEALTHAXIS INC.
7301 North State Highway 161
Suite 300
Irving, TX 75039

PROXY STATEMENT

The accompanying proxy is solicited by and on behalf of the Board of Directors of Healthaxis Inc. for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 6, 2007, at 9:00 a.m., Central Daylight Time, at the principal executive offices of the Company located at 7301 North State Highway 161, Suite 300, Irving, TX 75039, and at any postponement or adjournment thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy will be sent or given to shareholders is May 1, 2007. All references in this Proxy Statement to the “Company” or “Healthaxis” include Healthaxis Inc. and its subsidiaries.

If the enclosed form of proxy is signed and returned, it will be voted as specified in the proxy. If no vote is specified, it will be voted FOR each of the matters described in this Proxy Statement. If any other matter is properly presented at the Annual Meeting for action, including a proposal to adjourn or postpone the Annual Meeting to permit the Company to solicit additional proxies if necessary to establish a quorum or to obtain additional votes in favor of any proposal, the persons named in the accompanying proxy will vote on such matter in their own discretion. You may revoke your proxy at any time before it is exercised by writing to the Company’s Secretary; by timely delivering a properly executed, later-dated proxy; or by voting by ballot at the Annual Meeting. The method by which you vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or nominee, you must obtain a proxy, executed in your favor, from the bank, broker or nominee, to be able to vote at the Annual Meeting and follow the bank, broker or nominee’s instructions regarding revoking your proxy.

The expense of the proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or facsimile by directors, officers or employees of the Company and its subsidiaries without additional compensation. Upon request by banks, brokers and nominees who are record holders of the Company’s Common Stock, par value $0.10 per share (the “Common Stock”), the Company is required to pay the reasonable expenses incurred by such banks, brokers and nominees for mailing proxy materials and annual shareholder reports to the beneficial owners of the Common Stock.

OUTSTANDING STOCK AND VOTING RIGHTS

The Company had 8,407,711 shares of Common Stock outstanding at the close of business on April 19, 2007 (the “Record Date”). In order for a quorum to be present at the Annual Meeting, a majority of the outstanding shares of the Common Stock entitled to vote as of the close of business on the Record Date must be present in person or represented by proxy at the Annual Meeting. All such shares that are present in person or represented by proxy at the Annual Meeting will be counted in determining whether a quorum is present, including abstentions and broker non-votes.

Each share of Common Stock outstanding is entitled to one vote on each matter which may be brought before the Annual Meeting. The election of directors will be determined by a plurality vote. Approval of all other matters properly brought before the Annual Meeting requires the affirmative vote of a majority of the shares cast on the proposal. Under Pennsylvania law, abstentions are not considered to be cast votes and thus, although they will count for purposes of determining whether there is a quorum and for purposes of determining the voting power and number of shares entitled to vote at the Annual Meeting, such abstentions will have no effect on the approval of any matter to come before the Annual Meeting. Broker non-votes will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will have no effect on the approval of any matter to come before the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of April 19, 2007, the beneficial ownership of the Company’s Common Stock: (i) by each person known by the Company to be the beneficial owner of five percent or more of the Company’s outstanding Common Stock, (ii) by each director of the Company, (iii) by the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers during fiscal 2006 (the “Named Executive Officers”), and (iv) by the directors and executive officers of the Company as a group. Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares.

5% Beneficial Owners	Number of Shares Beneficially Owned(2)		Percent of Class(3)
Sharad K. Tak c/o Tak Investments, Inc. 400 Professional Drive, Suite 420 Gaithersburg, MD 20879	5,555,556	(4)	47.3%

Lewis Asset Management 45 Rockefeller Plaza, Suite 2570 New York, NY 10111	2,333,324	(5)	27.8%

LB I Group Inc. c/o Lehman Brothers, Inc. 745 Seventh Avenue, 2nd Floor New York, NY 10019	667,999	(6)	7.9%

Directors and Executive Officers(1)
James W. McLane	362,051	(7)	4.2%
Adam J. Gutstein	48,000	(8)	*
Kevin F. Hickey	45,260	(9)	*
Thomas L. Cunningham	47,146	(10)	*
John W. Coyle	39,000	(11)	*
James J. Byrne	35,500	(12)	*
Barry L. Reisig	22,000	(13)	*
John M. Carradine	203,525	(14)	2.4%
Ronald K. Herbert	63,000	(15)
Lawrence F. Thompson	66,000	(16)	*
J. Brent Webb	125,251	(17)	1.5%
Roxanne Seale	29,501	(18)	*
All directors and executive officers as a group (12 Persons)	1,086,234	(19)	11.8%

*	Less than 1%

(1)	The address of each director and executive officer is 7301 North State Highway 161, Suite 300, Irving, TX 75039.

(2)	Includes options and warrants exercisable within 60 days from April 19, 2007.

(3)	Any securities not outstanding that are subject to options, warrants, or conversion privileges exercisable within 60 days of April 19, 2007 are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by any person holding such securities but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person in accordance with Item 403 of Regulation S-K of the Securities Act of 1933 and Rule 13(d)-3 of the Securities Exchange Act, and based upon 8,407,711 shares of common stock outstanding (excluding treasury shares) as of April 19, 2007.

(4)	Includes warrants to purchase 3,333,334 shares of common stock exercisable within 60 days, and excludes warrants to purchase up to 2,777,777 shares of common stock that are contingent on the Company compelling the exercise thereof, or the exercise by Tak Investments, Inc. of other included warrants.

(5)	As reported on Form 4 filed on January 3, 2007.

(6)	As reported on Schedule 13F filed as of December 31, 2006. Excludes Series A Convertible Preferred Stock convertible into 740,401 Common Shares and warrants to acquire 387,117 Common Shares.

(7)	Includes options to purchase 264,016 shares of the Common Stock exercisable within 60 days.

(8)	Includes options to purchase 24,500 shares of the Common Stock exercisable within 60 days.

(9)	Includes options to purchase 25,260 shares of the Common Stock exercisable within 60 days.

(10)	Includes options to purchase 21,688 shares of the Common Stock exercisable within 60 days.

(11)	Includes options to purchase 17,500 shares of the Common Stock exercisable within 60 days.

(12)	Includes options to purchase 17,500 shares of the Common Stock exercisable within 60 days.

(13)	Includes options to purchase 4,000 shares of the Common Stock exercisable within 60 days.

(14)	Includes options to purchase 181,075 shares of the Common Stock exercisable within 60 days. Excludes 35,000 shares of restricted stock granted on April 20, 2007.

(15)	Includes options to purchase 40,000 shares of the Common Stock exercisable within 60 days. Excludes 25,000 shares of restricted stock granted on April 20, 2007.

(16)	Includes options to purchase 50,000 shares of the Common Stock exercisable within 60 days. Excludes 25,000 shares of restricted stock granted on April 20, 2007.

(17)	Includes options to purchase 107,501 shares of the Common Stock exercisable within 60 days. Excludes 25,000 shares of restricted stock granted on April 20, 2007.

(18)	Includes options to purchase 17,501 shares of the Common Stock exercisable within 60 days. Excludes 25,000 shares of restricted stock granted on April 20, 2007.

(19)	Includes options to purchase 770,541 shares of Common Stock exercisable within 60 days. Excludes 135,000 shares of restricted stock granted on April 20, 2007.

PROPOSAL I — ELECTION OF DIRECTORS

The Company’s Amended and Restated Articles of Incorporation and Bylaws currently provide that the Board of Directors shall consist of not less than three nor more than twelve directors, and that within these limits, the number of directors shall be as established by the Board of Directors. The Board of Directors has set the number of directors comprising the Board of Directors at eight directors. The Company’s Amended and Restated Articles of Incorporation do not permit shareholders to cumulate their votes for the election of directors.

At the Annual Meeting, shareholders will elect directors to serve for a term of one year until the next Annual Meeting of Shareholders and until each of their respective successors is elected and qualified, or the earlier of their death, resignation or removal from office. Messrs. James J. Byrne, John M. Carradine, John W. Coyle, Thomas L. Cunningham, Adam J. Gutstein, Kevin F. Hickey, James W. McLane and Barry L. Reisig have been nominated for re-election to the Board of Directors.

The following table sets forth certain information, as of April 19, 2007, regarding the nominees to the Company’s Board of Directors. Each director has consented to being named in the Proxy Statement and to serve if elected. The Board of Directors knows of no reason why such directors would be unable to serve. If any of the directors should for any reason become unable to serve, then valid proxies will be voted for the election of such substitute nominee as the Board of Directors may designate, the Board of Directors may reduce the number of directors to eliminate the vacancy, or the position may remain vacant.

Name	Age	Position Held In the Company	Served as Director Since
James J. Byrne	71	Director	2003
John W. Coyle	54	Director	2003
John M. Carradine	48	President & Chief Executive Officer	2005
Thomas L. Cunningham	63	Director	2003
Adam J. Gutstein	44	Director	2001
Kevin F. Hickey	55	Director	2001
James W. McLane	68	Chairman	2001
Barry L. Reisig	61	Director	2005

The biographical information for each director of the Company is set forth below.

James J. Byrne has served as a director of the Company since 2003. Mr. Byrne has served as Chairman of Byrne Technology Partners, Ltd. since April 1995. The firm provides interim management at the CEO and senior executive level for high technology companies. Services provided include turnaround, valuation improvement and exit strategies. In addition, Mr. Byrne will assist his clients by assuming management control of their investments and in that regard, he became Chairman of the Board and Chief Executive Officer of OpenConnect, a worldwide software company, from May 1999 to May 2001. From April 1990 to April 1995, Mr. Byrne served as President of Harris Adacom Corporation. Mr. Byrne has also held management positions with United Technologies, General Electric and Honeywell. Mr. Byrne currently serves on the Board of Lennox International Inc., an industry-leading provider of residential and commercial air conditioning and heating systems, a NYSE listed company. Mr. Byrne has also served on boards in Mexico, Hong Kong, Germany, France and the United Kingdom. In addition, he served as a board member of the American Electronics Association (AEA) and was Chairman of AEA’s Texas Council. He is a Fellow and member of the board of the Legacy Center for Public Policy.

John M. Carradine was elected to the Board of Directors and named Chief Executive Officer of the Company effective October 1, 2005. Mr. Carradine has served as President of the Company since February 2004, and also served as Chief Operating Officer of the Company from February 2004 until October 2005. Mr. Carradine served as Treasurer and Chief Financial Officer of the Company from March 2001 to November 2004, and has served as President of Healthaxis Imaging Services, LLC, since April 1, 2002. From 1998 to 2001, Mr. Carradine served as Chief Financial Officer and a director of Micrografx, Inc., a publicly traded software development and services company with operations in the United States, Europe, Japan, and Australia, where he was responsible for worldwide financial and administrative functions including all finance and accounting, technology operations, planning and investor relations. From 1990 to 1998, Mr. Carradine served as Vice President of Finance and Chief Financial Officer of Intellicall, Inc., an American Stock Exchange listed manufacturer and provider of telecommunications products and services both in the United States and overseas. Mr. Carradine began his career with Arthur Young and Company as an Auditor from 1980 to 1983, and subsequently served from 1983 to 1990 as Treasurer for Computer Language Research, Inc., a provider of software and data processing services.

John W. Coyle has served as a director of the Company since 2003. Mr. Coyle was Senior Vice President CIGNA HealthCare and President of Connecticut General Life Insurance Company, a subsidiary of Cigna, a leading health insurance company, from 2003 until 2005. Mr. Coyle was the President and Chief Operating Officer of Trigon Blue Cross Blue Shield, a Richmond Virginia based health insurer from 2001 until its sale in 2003. Mr. Coyle also has served in various executive capacities at Aetna, Inc., from 1990 until 2000 including Senior Vice President, Head of Business Operations, Senior Vice President, Head of International Health Business and Regional Vice President.

Thomas L. Cunningham has served as a director of the Company since 2003. Mr. Cunningham served over 28 years at Ernst & Young LLP (and predecessor “Ernst” firms), withdrawing as an audit partner in September 1991. He worked as an equity research analyst specializing in special situations and health care stocks with William K. Woodruff Incorporated and Rauscher Pierce Refsnes, Inc. from 1993 through 1996. Since January 1997 and for earlier interim periods, he has been self-employed as a Certified Public Accountant and business consultant. As part of his CPA practice, he is currently licensed as a financial advisor under NASD Series 24 and 7 by H. D. Vest Financial Services. From December 1991 through October 2003, he served on the Board of Directors of Bluebonnet Savings Bank FSB. Bluebonnet was voluntarily liquidated as a profitable savings bank in October 2003. Since May 2003, Mr. Cunningham has served as a director and, since January 2004, as an audit committee member and financial expert, of Encore Wire Corporation (Nasdaq: WIRE).

Adam J. Gutstein has served as a director of the Company since 2001. He is President, CEO, and a member of the Board of Directors of Diamond Management & Technology Consultants, Inc., (Nasdaq: DTPI), a premier management and advisory firm serving Global 2000 clients worldwide. Mr. Gutstein was a co-founder of Diamond’s predecessor firm, Diamond Technology Partners, when it was established in 1994. Prior to his position as CEO, he was President of the global firm and also served as Managing Director of the Europe/Latin America Practice. He has been a director of the company since 1999 and has held various leadership positions, including Chief Operating Officer. Prior to co-founding Diamond, Mr. Gutstein was an officer of Technology Solutions Company. He began his career at Andersen Consulting (now Accenture). Mr. Gutstein serves on the Board of Trustees of the Committee for Economic Development, Washington, D.C., on the Board of Directors of the Executives’ Club of Chicago and is a member of the Economic Club of Chicago.

Kevin F. Hickey has served as a director of the Company since 2001. He is currently President of D2 Hawkeye, Inc., a medical data mining company. During 2005, he served as an independent consultant to health insurance and technology companies. From 1999 until 2005, he served as the Chairman and Chief Executive Officer of IntelliClaim, a privately held application service provider that provides insurance payors with capabilities for enhancing claim processing efficiency and productivity. From 1997 until 1998, Mr. Hickey was Executive Vice President of Operations and Technology for Oxford Health Plans. Mr. Hickey has also served as a director of the American Association of Preferred Provider Organizations from 1999 until 2002; a director of First Health/HealtheSolutions, a privately held company, since 1982; a director of Benefit Management Group, a privately held company, since 1997; a director of Wellcare, Inc., a publicly traded Medicaid managed care organization, since 2002; and a director of HealthMarket, Inc., a consumer directed health plan, from 2002 until 2004.

James W. McLane has served as a director of the Company since 2001, and as Chairman since July 2001. He also served as Chief Executive Officer from February 2001 until October 2005, and as President from February 2001 through February 2004. He served as a director of Beverly Enterprises, Inc., an elder care services provider from 2000 until 2006 when the company was sold. Mr. McLane served as President, Chief Operating Officer and Director of NovaCare, Inc., a provider of physical therapy and orthotics and prosthetics devices and services, from 1997 to 2000; Executive Vice President of Aetna Life & Casualty and Chief Executive Officer of Aetna Health Plans from 1991 to 1996. Prior to that time, he served as Senior Vice President and Division Executive of Citibank’s Corporate Finance Division; Europe/Middle East & Africa Division of the Capital Markets Group, and Citicorp’s Global Insurance Division and Capital Investments Division, and he also served as Chairman of Ambac, Inc. and CapMac, Inc., companies which provided financial guarantees on municipal bonds and asset backed securities.

Barry L. Reisig has served as a director of the Company since 2005. He currently works as a consultant. From 2002 to 2006, he was a Vice President of System Planning Corporation, a government contracting and consulting firm focused on the defense industry. He also served as President and CEO of SPC International, one of its subsidiaries. Mr. Reisig retired from Arthur Andersen in 2002 after more than 30 years of service. There he headed the firm’s Human Capital Practice in the Middle Atlantic Region focusing on compensation and benefits matters. He also led the firm’s High Technology and Small Business practice which became one of the leading practices in Northern Virginia. He is also a director and member of the audit committee of GTSI Corp., a Nasdaq listed technology and solutions aggregator. He is also a director of Project Performance Corporation and Guest Services, Inc., both of which are non-public corporations. Mr. Reisig was appointed to the Company’s Board of Directors pursuant to the terms of the Investor Rights Agreement entered into by the Company and Tak Investments, Inc. in connection with its investment in the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMMON
SHAREHOLDERS VOTE FOR THE NOMINEES FOR DIRECTOR.

BOARD OF DIRECTOR AND COMMITTEE MATTERS

During 2006, the Board of Directors had a Compensation Committee, a Nominating Committee and an Audit Committee that performed the functions described below. During 2006, the Board of Directors of the Company held eight meetings. Each director attended at least 75% of the aggregate meetings held by the Board of Directors and the Committees on which he served. In addition, it is the policy of the Board of Directors to hold an executive session of independent directors without the presence of management at each Board of Directors meeting.

All members of the Board of Directors are required to attend each annual meeting of shareholders except for absences due to causes beyond the reasonable control of the director. All eight directors were present in person or by phone during the 2006 annual meeting of shareholders.

The Compensation Committee is responsible for reviewing and approving the compensation for the Chief Executive Officer and evaluating the Chief Executive Officer’s performance, establishing policies regarding compensation for other officers of the Company, administering the Company’s incentive bonus and stock option plans, and other compensation matters. The current members of the Compensation Committee are Messrs. Coyle (chairman), Byrne and Gutstein. Mr. Hickey served as chairman of the Compensation Committee during 2006. All members of the Compensation Committee during 2006 and at present are “independent” as defined by the rules of the Nasdaq Stock Market. The Compensation Committee held two meetings in 2006. The report of the Compensation Committee is included in this Proxy Statement. A written charter for the Compensation Committee has been adopted by the Board of Directors and is available on the Company’s website at www.healthaxis.com. The Compensation Committee has the sole authority to retain or terminate any compensation consultant engaged to assist in the evaluation of director, CEO or senior executive compensation. Historically, the Compensation Committee has not engaged a consultant.

The Nominating Committee monitors the size and composition of the Board of Directors, reviews the independence of its members, makes recommendations for nominees for directors, and considers nominees recommended by shareholders according to the procedures set forth below under the captions “The Company’s Director Nomination Process,” “Advance Notice Bylaw Provision” and “Shareholder Proposals.” The members of the Nominating Committee are Messrs. Gutstein (chairman), Hickey and Cunningham. All members of the Nominating Committee are “independent” as defined by the rules of The Nasdaq Stock Market. The Nominating Committee held one meeting in 2006. A written charter for the Nominating Committee has been adopted by the Board of Directors and is available on the Company’s website at www.healthaxis.com.

The Audit Committee is responsible for the appointment of the Company’s auditors, compensation and oversight matters regarding the auditors, reviewing the scope and results of audits, reviewing management’s overview of the risks, policies, procedures and controls surrounding the integrity of financial reporting, reviewing any relationship that may affect the independence of outside auditors, reviewing any internal control or accounting issues of the Company and reviewing the adequacy of the Company’s accounting, financial and operating systems. The current members of the Audit Committee are Messrs. Cunningham (chairman), Coyle, Byrne and Reisig. The Board of Directors has determined that Mr. Cunningham and Mr. Reisig are each qualified as an audit committee financial expert within the meaning of the regulations of the Commission. The Audit Committee held five meetings in 2006. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act. All members of the Audit Committee are “independent” as defined by the applicable rules of The Nasdaq Stock Market and the regulations of the Commission. A written charter for the Audit Committee has been adopted by the Board of Directors and is available on the Company’s website at www.healthaxis.com.

The Company’s Director Nomination Process

The Nominating Committee’s charter sets forth the policies and process for identifying and recommending candidates for election to the Board of Directors. The Committee will select new director candidates who satisfy the following minimum qualifications: (i) have significant business or public experience that is relevant and beneficial to the Board of Directors and the Company, (ii) are willing and able to make a sufficient time commitment to the affairs of the Company in order to perform effectively the duties of a director, including regular attendance of Board of Directors meetings and committee meetings, (iii) are committed to the long-term growth and profitability of the Company, (iv) are individuals of character and integrity, (v) are individuals with inquiring minds who are willing to speak their minds and challenge and stimulate management, and (vi) are individuals that will represent the interests of the Company as a whole and not only the interests of a particular stockholder or group.

There are two primary methods the Nominating Committee may use to identify candidates for director nominees. First, the Nominating Committee may solicit names of potential candidates from a variety of sources, including directors, Company officers, other individuals with whom the Nominating Committee members are familiar, or through its own research. In addition, the Nominating Committee may retain a search firm to identify qualified candidates for director nominees.

Pursuant to the Company’s Bylaws, nominations for directors to be elected may be made at a meeting of shareholders only by (i) the Board of Directors (or any committee thereof), or (ii) a shareholder of the Company entitled to vote for the election of directors at the meeting who complies with the procedure set forth in Section 202(b) of the Company’s Bylaws (as described below). At any time prior to the election of directors at a meeting of shareholders, the Board of Directors may designate a substitute nominee to replace any bona fide nominee who was nominated as set forth above and who, for any reason, becomes unavailable for election as a director.

The Nominating Committee will consider new director candidates recommended by the Company’s shareholders to the extent such recommendations are made in compliance with applicable laws, rules and regulations, the Company’s Bylaws and procedures established by the Nominating Committee. Pursuant to the Company’s Bylaws, nominations by shareholders for directors to be elected, or proposals by shareholders to be considered, at a meeting of shareholders and which have not been previously approved by the Board of Directors must be submitted to the Secretary of the Company in writing, either by personal delivery, nationally-recognized express mail or United States mail, postage prepaid, not later than the date set forth under the heading “Advance Notice Bylaw Provision” below. Each such nomination or proposal shall set forth: (i) the name and address of the shareholder making the nomination or proposal and the person or persons nominated, or the subject matter of the proposal submitted; (ii) a representation that the shareholder is a holder of record of capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons nominated, or the proposal submitted; (iii) a description of all arrangements and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination was made, or the proposal was submitted, by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. All late nominations will be rejected. Director candidates recommended by shareholders shall be evaluated by the Nominating Committee based on the same criteria outlined above to be applied to director candidates identified by the Nominating Committee.

Barry L. Reisig has been designated by Tak Investments, Inc. to fill one position on the Board of Directors according to the terms of the Investor Rights Agreement entered into by the Company and Tak Investments, Inc., in connection with its investment in the Company. To date, the Nominating Committee has not received any other candidate recommendation from Tak Investments, Inc. or any shareholder (or group of shareholders) that beneficially owns more than five percent of the Company’s Common Stock.

Affirmative Determinations of Director Independence

The Board of Directors has adopted the requirements in Marketplace Rule 4200(a)(15) of the National Association of Security Dealers (the “NASD”) as its standard for determining the independence of members of its Board of Directors. The Board of Directors has determined that each of the following directors is an “independent director” under these standards:

James J. Byrne
John W. Coyle
Thomas L. Cunningham
Adam J. Gutstein
Kevin F. Hickey
Barry L. Reisig

The independent directors meet separately at each regular meeting of the Board of Directors. The independent directors have selected Mr. Gutstein to serve as Lead Director of the executive sessions of the independent directors.

Mr. McLane is not independent because he was an employee of the Company during the past three years. Mr. Carradine is not independent because he is currently employed by the Company.

In determining that Mr. Reisig is independent, the Board of Directors considered that he was appointed pursuant to the Investors’ Rights Agreement between the Company and Tak Investments, Inc. Despite this relationship, the Board of Directors has concluded that Mr. Reisig exercises independent judgment. The Board of Directors considered the lack of any material compensatory or other business relationships between Mr. Reisig and Mr. Tak or his affiliates and found no material relationship exists that would impact Mr. Reisig’s independence.

Corporate Governance

The Board of Directors has adopted a Code of Conduct. The Code of Conduct applies to all directors and employees, including the Company’s principal executive, financial and accounting officers. The Code of Conduct is available on the Company’s website, www.healthaxis.com. The Company intends to post amendments to or waivers from the Code as required by applicable rules on the Company’s web site.

Current copies of the following materials related to the Company’s corporate governance policies and practices are available publicly on the Company’s web site at www.healthaxis.com:

•	Amended and Restated Audit Committee Charter

•	Nominating Committee Charter

•	Amended and Restated Compensation Committee Charter

•	Code of Conduct

•	Audit Committee Policy for Pre-approval of Audit and Non-Audit Services

•	Procedures for Contacting the Board of Directors

The Procedures for Contacting the Board of Directors describes the manner in which interested persons may contact the Board of Directors or a particular director. Under the procedures, complaints relating to the Company’s accounting, internal accounting controls of auditing matters and concerns regarding questionable accounting or auditing matters will be referred to the Chairman of the Audit Committee. Other communications to the Board of

Directors will be referred to the Chairman of the Company’s Board of Directors, or other director specified, provided that advertisements, solicitations for periodical or other subscriptions, and similar communications generally are not forwarded to Board members.

Compensation Committee Interlocks and Insider Participation

During 2006, the Compensation Committee consisted of Messrs. Hickey, Byrne and Gutstein. None of these individuals has at any time served as an officer or employee of the Company. No member of the Compensation Committee has any interlocking relationship with any other company that requires disclosure under this heading. No executive officer of the Company served as a director or member of the compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

PROPOSAL II — RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected McGladrey & Pullen, LLP as independent public accountants for the fiscal year ended December 31, 2007, and has determined that it would be desirable to request that the shareholders ratify such selection. The affirmative vote of a majority of the outstanding shares of Common Stock present at the Annual Meeting in person or by proxy is necessary for the ratification of the selection of McGladrey & Pullen, LLP to serve as the Company’s independent public accountants for the fiscal year ending December 31, 2007. If the selection is not ratified, the Audit Committee may reconsider its selection.

Representatives from McGladrey & Pullen, LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Billed by Independent Public Accountants

The Company’s principal independent public accountant was McGladrey & Pullen, LLP for the years ended December 31, 2006 and December 31, 2005. Fees billed or to be billed in connection with services rendered for these years are as follows:

	2006	2005
Audit Fees	$225,000	$260,094
Audit-Related Fees	30,000	30,000
Tax Fees	0	0
All Other Fees	0	0
Total	$255,000	$290,094

Audit Fees. Audit fees were for professional services rendered for the audit, filing of a Registration Statement on Form S-8, a Registration Statement on Form S-3, and quarterly reviews of the Company’s financial statements for the applicable fiscal year.

Audit-Related Fees. Audit related fees consisted of completion of a Service Auditors Report performed in accordance Statement of Auditing Standard (“SAS”) #70.

Audit Committee Pre-Approval Policy

The Audit Committee has a policy regarding pre-approval of all audit and non-audit services provided by the Company’s independent auditors. Each year the Audit Committee considers for general pre-approval the independent auditor’s engagement to render audit services, and well as the provision of audit-related services, tax services and all other services. The Audit Committee generally pre-approves certain services in these categories up to a specified budgeted amount. The term of any general pre-approval is 12 months from the date of pre-approval, unless otherwise stated. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee will add or subtract to the list of general pre-approved services from time to time, based on subsequent determinations. Any proposed service that has not received general pre-approval, or for which budgeted amounts exceed the pre-approved cost levels, will require specific pre-approval by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE FOR THE RATIFICATION OF THE SELECTION
OF MCGLADREY & PULLEN, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

Biographical information regarding the Company’s executive officers is as follows:

John M. Carradine — See biographical information under the caption Proposal I — Election of Directors.

Lawrence F. Thompson, age 49, joined the Company as Executive Vice President effective June 1, 2005. From January 2002 to May 2005, he was the Chief Executive Officer of Benefit Systems, Inc., a company located in Fresno, CA, which consults with third party administrators, brokers, business process outsourcers and insurance companies in the healthcare industry. From July 1988 until December 2001, Mr. Thompson was the founder, President and Chief Executive Officer of Glacier Insurance Administrators, a large third party administrator in Fresno, California. Mr. Thompson has served on the board of the Self-Insurance Institute of America since 1995, and is also a past chairman. Mr. Thompson is also an active member of the National Association of Health Underwriters and the Fresno Chamber of Commerce, as well as a past active member of the Society of Professional Benefit Administrators. Prior to forming Glacier Insurance Administrators, Mr. Thompson was the Executive Vice President of Dun and Bradstreet Plan Services. He began his career as a member of the Aetna Group School and worked as an account executive with Aetna Life and Casualty. Mr. Thompson served as a consultant to the Company in 2004 and 2005.

Ronald K. Herbert, age 38, became Chief Financial Officer of the Company effective December 31, 2005. From February 2004 to December 2005, Mr. Herbert was a consulting CFO for VirtualCFO, Inc., providing fractional CFO and other financial services for companies including venture-backed startups, small public companies, and subsidiaries of international public companies. From January 2001 to September 2003, Mr. Herbert served as chief financial officer of SANcastle Technologies, Inc., a venture-backed technology startup company. Mr. Herbert’s experience also includes numerous executive and financial accounting and reporting roles for public companies including Kimberly-Clark, Cyrix, Micrografx, and CompX International. He began his career as a public accountant with Ernst & Young in Dallas, Texas. Mr. Herbert received his bachelor’s of business administration from Southern Methodist University and is a licensed Certified Public Accountant in the state of Texas.

J. Brent Webb, age 45, has been Senior Vice President, Secretary and General Counsel since May 2002. Mr. Webb has been a Vice President of the Company since May 2001, and previously served as Assistant Secretary. Mr. Webb joined the Company in January 1999 as Corporate Counsel. Prior to joining the Company, Mr. Webb spent 11 years in private legal practice in the Dallas, Texas area.

Roxanne Seale, age 50, currently serves as Senior Vice President of Application Solutions. Ms. Seale has been a Vice President of Healthaxis since May 2002. Ms. Seale joined the Company in 1988, and has held various technical and management positions since that time. Ms. Seale is a 1979 graduate of Texas A&M University, with a B.S. in Computer Science.

Biographical information regarding other key employees is as follows:

William H. Malone, age 54, has been the Vice President of Imaging Services since September 1998. Mr. Malone joined Imaging Services in October 1996 and served as the Regional Manager for the Utah Operations. Prior to joining Imaging Services, Mr. Malone served with New Horizons as an Account Manager for a computer learning center. Mr. Malone retired from the United States Marine Corps in 1993. During his time in the Military, he served as a Financial Management Officer and Supply Officer.

Paula Ringlbauer, age 54, has been Vice President, Product Management since November 2006. Ms. Ringlbauer joined the Company in 1992 and has held a number of technical and management positions and has lead many large customer implementations. Prior to joining the Company, Ms. Ringlbauer spent 18 years in various positions within the group insurance and third party administration industry.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Principles

This section discusses the philosophy and principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by named our executive officers and places in perspective the data presented in the tables and narrative that follow.

The Compensation Committee is responsible for reviewing and approving base salaries, bonuses and incentive awards for all named executive officers, reviewing and establishing the base salary, bonuses and incentive awards for the chief executive officer, and reviewing, approving and recommending to the board of directors the content, terms and conditions of all employee compensation and benefit plans, or changes to those plans.

In fulfilling its duties in relation to executive officer compensation, the Compensation Committee takes into account business factors that are specific to Healthaxis and the combination of executive skills, knowledge and experience of each executive.

Our compensation philosophy is based upon the following core objectives:

•	Overall compensation program should be sufficiently competitive to attract and retain qualified executives. We intend to maintain an overall executive compensation program that attracts, motivates and retains executive management talent and rewards them for achieving company objectives.

•	Regular incentive compensation components should be tied to specific objectives. A portion of total compensation should be tied to and vary with our financial, operational and strategic performance, as well as individual performance.

•	Long-term incentive compensation should align interests of the executives with the interests of our stockholders while providing executives with the opportunity to build wealth. Awards of equity-based compensation and other long-term incentives should be designed to encourage executives to focus on our long-term growth prospects and increasing shareholder value.

•	Contractual protections should be in place to foster strategic activity. Contractual provisions that protect the economic interests of executives should be designed to encourage strategic activity that will enhance our long-term prospects.

The total potential compensation for our executive officers currently consists of the following components:

•	Base salary

•	Non-equity incentive plan compensation

•	Equity based awards

•	Other compensation

The Committee seeks to balance these components in total for a given executive in a manner that is sufficient initially to attract and then retain that individual by providing a competitive base salary and offering a meaningful upside for performance. The Committee believes that performance based compensation should comprise a substantial part of executive compensation. Because of our evolution and history of losses, the base salary component has been the most significant element actually paid to each executive in the past several years. The non-equity incentive plan component supplements base salary as a means of providing incentives as well as a competitive program to reward success. The primary performance measure for executives is overall corporate performance measured in terms of revenue growth and profitability. This element should become a more significant component if we begin to achieve meaningful profitability. The Committee also recognizes that these primary performance objectives have been difficult to achieve in recent years due to our difficult strategic position. As a result, the Committee will also reward executive performance tied to achievement of plans designed to ultimately lead to growth and profitability. Equity awards are used as a further incentive for performance as well as means to provide a longer term wealth building potential into the overall compensation package. The overall program does not rely heavily on the other compensation elements which consist of a competitive 401(k) matching plan and other individualized components that primarily benefit the Company such as the commuting expenses paid to one of our executives as described below.

Base Salary

We pay base salaries to all named executive officers to provide them a minimum steady stream of income necessary initially to attract and then retain the executive when performance warrants. Initial starting base salaries are negotiated with the executive at the time of hire. Executive base salaries are then reviewed periodically by the Committee, generally on at least an annual basis. Initial and ongoing base salaries are determined in each individual case by considering the factors the Committee deems relevant in its judgment. The factors generally include (1) scope and complexity of the position, including various areas of responsibility, (2) historical compensation information including amounts historically paid by us and whether the current position is a result of combined roles where two or more individuals previously held the responsibilities, (3) any relevant details regarding salary discussions for the executive at the time of hire, (4) length of service and relative time elapsed since last salary adjustment, and (5) the officer’s individual performance and contribution to our financial, operational and strategic goals and objectives. The Committee may also review comparative data as described below when considering base salary decisions.

The base salaries paid to the named executive officers during 2006 are shown in the 2006 Summary Compensation Table set forth below. 2007 base salaries for the CEO, Executive Vice President of Sales and Marketing, the Senior Vice President/General Counsel and Senior Vice President of Application Solutions will remain unchanged from 2006. The base salary for the CFO has been increased to $170,000 for 2007 based on a review of the factors listed above, and in particular based on results and contributions during 2006, assumption of additional responsibilities, and to remain competitive in light of increasing demand in the current business environment for financial professionals with public company experience.

Non-Equity Incentive Plan Compensation

Non-equity incentive plan compensation, in the form of cash payments, are used to focus management on and reward management for achieving key financial, operational or strategic objectives and to reward substantial achievement of the stated objectives. Historically, non-equity incentive plan payments for our named executive officers have been limited due to our financial condition even though substantial financial performance progress has been achieved when compared to prior years.

A non-equity incentive plan program is currently in place for the CEO, CFO, Senior Vice President/General Counsel and the Senior Vice President of Application Solutions. The program is designed to reward revenue growth, meaningful profitability levels after taking into account any bonuses paid under the program, and other non-financial objectives. A bonus pool for the named executive officers under the program will not be established until we achieve at least $100,000 in net income. If net income exceeds $100,000, the bonus pool will be funded with 25% of net income above that amount up to $500,000 ($2.1 million of total net income before taking the plan into account), after which the pool would be funded at 15% of net income. Because of our history of losses, the Committee did not establish a specific level of profitability tied to target or maximum bonus amounts for 2006, and has not currently set targets for 2007. The Committee can exercise its discretion and approve cash bonuses for executives even if these established performance goals are not met. Performance bonuses may also be tied to achievement of plans designed to lead to growth and profitability.

The CEO is eligible for a target bonus under this program equal to 50% of base salary, and a maximum bonus of 100% of base salary. The CEO’s bonus is tied exclusively to overall corporate performance with 50% weighting towards revenue growth, 30% to net income growth, and 20% to non-financial objectives. The CEO did not receive a bonus under this program or any discretionary bonus in 2006.

The CFO, Senior Vice President/General Counsel and the Senior Vice President of Application Solutions are each eligible for a target bonus under this program equal to 20% of base salary, and a maximum bonus of 50% of base salary. The bonus for these executives is tied to overall corporate performance and specific non-financial management objectives established by the CEO. The non-equity incentive plan program extends to other senior managers and key employees throughout the organization. Bonuses for these individuals are tied to overall corporate performance and achievement of specific individualized operational objectives. During 2006, funds available for bonuses were used primarily to pay bonuses for these senior managers and key employees for meeting key operational objectives rather to reward the named executive officers for the progress we made during the year. During 2006 the CFO and the Senior Vice President of Application Solutions did each receive a $10,000 discretionary cash bonus for individual performance.

The Executive Vice President of Sales and Marketing does not currently participate in the non-equity incentive plan program, but is eligible to earn commissions under our sales compensation program. Our sales compensation program is designed to reward profitable revenue growth through new customer acquisition. Upfront and ongoing commissions on new sales are paid under the program only on sales that meet certain estimated margin requirements. There is currently no cap on the amount of commissions that may be earned under the program. During 2006, the Executive Vice President of Sales and Marketing earned $33,985 in commissions that included $29,167 in guaranteed minimum commissions payable under his employment agreement for the second half of the year starting June 1, 2006 as described under the caption “Employment Agreements” below. $21,485 of this amount was paid in 2006 and the remaining $12,500 was paid in early 2007. Because the terms for the sales compensation programs are established and communicated to participants in advance, amounts earned under this program are also disclosed as non-equity incentive plan compensation.

Equity Based Awards

We provide equity compensation to the named executive officers and other senior managers and key employees in order to attract and retain employees who contribute to our success, to provide incentives for specific objectives, and to enable those persons to participate in our long-term success. We also view equity awards as a means for these employees to build wealth over the long term as a reward for productive service and as a significant retention tool. This is an important consideration since we do not provide other executive retirement compensation of the types offered by other organizations with which we compete for executive talent.

We historically used time vesting stock options in our equity compensation program. Prior to 2005, stock options were the only type of award authorized under our equity compensation plans. All stock options granted during that period were granted with an exercise price at least equal to 100% of the closing price of our common stock on the grant date, and typically vested over three or four year periods. On November 18, 2005, the Compensation Committee took action to immediately vest all previously unvested options, all of which were out-of-the-money (had an exercise price that was greater than the closing price of our common stock on that date). That action was taken in consideration of the interest of our shareholders in not having our earnings impacted by compensation expense that we would otherwise have recorded over four years beginning in the first quarter of 2006, upon the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment [“FAS 123(R)”]. The Board of Directors and the Compensation Committee also weighed the potential detrimental effect of early vesting on the employee retention value of the then current vesting schedules for the affected options and employees in taking that action.

In 2005, our shareholders approved the Healthaxis Inc. 2005 Stock Incentive Plan (the “2005 Plan”) which permits several types of stock-based awards, including incentive stock options, non-statutory stock options, stock units and performance shares, and restricted stock awards. In response to emerging changes in the area of accounting for stock compensation and to position us competitively with organizations we compete with for talent, starting in 2006 all equity based awards to executive officers and other employees have been in the form of performance-based restricted stock. The Committee anticipates granting equity awards that it deems appropriate to our long term objectives which may continue to include performance-vested restricted stock but will also include time-vested restricted stock or other forms of equity compensation allowable under the 2005 Plan. The Committee believes restricted stock awards are more effective than stock options in achieving our compensation objectives, since employees realize immediate value as restricted stock awards vest, with the value increasing as our stock performance increases. Restricted stock awards are also potentially less dilutive to our shareholders since the number of underlying shares of common stock covered by an award are typically less than the number of underlying shares that would otherwise have been granted as options to give the same economic benefit to the recipient.

To date, performance vesting criteria for executive officers have been set based upon revenue and profitability targets that could only be achieved over a multi-year period of time. If those targets are not met, the restricted stock will not vest. In accordance with FAS 123(R), we record equity compensation expense when the vesting criteria are probable of being achieved.

The Committee and/or the Board of Directors approve all equity incentive awards pursuant to the terms of the 2005 Plan. The Chief Executive Officer may make recommendations to the Compensation Committee and the Board of Directors from time to time about the form and amount of equity incentive awards to be granted to our employees, but each award must be approved by either the Compensation Committee or the Board of Directors. The Compensation Committee and the Board of Directors do not delegate award approval authority to the Company’s executive officers.

In determining the number and terms of awards, the Committee considers several global and individual factors. The global factors generally include (1) the impact of the aggregate proposed awards on total equity plan overhang, (2) the impact of the awards on available pool size under the 2005 Plan, (3) the expected financial accounting expense impact, and (4) vesting scenarios that might reasonably occur. Individual factors that the Committee considers include (1) the employee’s position and importance to the long-term success of the organization, (2) the accumulated benefit to the individual of historical equity compensation awards in relation to length of service, (3) any relevant details regarding equity award participation discussions for the executive at the time of hire, and (4) the individual’s performance and contribution to us.

We do not have a formal policy with respect to timing of grants of equity compensation. The Committee and Board of Directors will generally consider awards on an annual basis at regularly scheduled meetings except in special cases such as new hire grants, grants related to a promotion, grants related to a specific transaction, or other similar circumstances. Annual awards are generally approved at the regular meetings or at follow-up special meetings that may be held to finalize awards discussed at the regular meetings. We have not timed, and in the future do not plan to time, the release of material nonpublic information for the purpose of affecting the value of equity awards to Board members, executive officers or other employees.

On May 10, 2006, at a regularly scheduled quarterly meeting, the Committee recommended and the Board of Directors approved an aggregate grant of 234,000 shares of restricted stock. 80,000 of these shares were awarded to the named executive officers as shown in the Grants of Plan Based Awards table included below, and the remaining 154,000 shares were awarded to members of the Board of Directors and other senior managers and key employees. The vesting conditions for the restricted stock granted to the named executive officers are also described in the footnotes to the Grants of Plan Based Awards table.

On April 20, 2007, at a special meeting of the Board of Directors, the Committee recommended and the Board of Directors approved an aggregate grant of 210,000 shares of restricted stock. 135,000 of these shares were awarded to the named executive officers (35,000 to the CEO and 25,000 to each of the other named executive officers), and the remaining 75,000 shares were awarded to other senior managers and key employees. All of these awards are 25% vested immediately, and will vest 25% on the next three anniversaries of the grant date.

In addition, all restricted stock awards granted under the terms of the 2005 Plan, including those awarded to the named executive officers will become automatically vested upon a “change in control.” This single trigger vesting condition is specifically authorized by the 2005 Plan and is intended to encourage strategic activity that benefits all shareholders.

A change in control is deemed to have occurred under the 2005 Plan if:

(a)	Any shareholder of the Company that did not own as of June 29, 2005 (the Effective Date of the 2005 Plan) a ten percent (10%) or greater equity interest in the Company becomes the beneficial owner of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; or

(b)	The Company merges with or consolidates into any other corporation which would result in the holders of the voting securities of the Company outstanding immediately prior to the transaction holding fifty percent (50%) or less of the combined voting power of the voting securities of the such surviving entity (or its ultimate parent, if applicable) outstanding immediately after such merger or consolidation; or

(c)	The shareholders of the Company approve a plan of complete liquidation of the Company or the consummation of an agreement for the sale or disposition by the Company or of all or substantially all of the Company’s assets and such plan or agreement becomes effective, other than a liquidation or sale which would result in the Company directly or indirectly owning such interest or assets.

We do not have an executive security ownership policy that requires named executive officers or members of our Board of Directors to own our securities.

Other Compensation Components

In addition, we pay some compensation in the form of travel and commuting expenses for our Executive Vice President of Sales and Marketing who lives in California and commutes to our Irving, Texas office on a regular basis. The amounts paid in 2006 are shown in the Summary Compensation table below. These amounts were contractually agreed upon at the time of initial hire, and include a tax gross up component designed to eliminate the tax impact on the executive of these compensation components which are primarily for our benefit. On April 20, 2007, the Committee recommended and the Board of Directors approved a very minor increase in the amounts paid for commuting expenses to cover increasing costs, and extended the period in which we will reimburse these costs through December 31, 2008.

We also provide our executive officers a variety of benefits that are generally available to all salaried employees, including life insurance, health insurance and 401(k) plan. These compensation components are typically provided by most U.S. employers and necessary to remain competitive with organizations with whom we compete for talent.

Management’s Role in the Executive Compensation Process

Our Chief Executive Officer evaluates the named executive officers, and makes recommendations to the Committee regarding all listed elements of compensation. Our CEO as well as the other named executive officers also regularly attend Committee meetings and upon the Committee’s request, provide historical compensation and related factual information to the Committee for review in making its determinations. The Committee may also solicit the views of other named executive officers regarding the CEO’s performance in considering compensation decisions regarding the CEO. The Committee makes all final decisions regarding executive compensation in executive session outside the presence of the impacted executive.

Use of Comparative Data

When reviewing base salary actions, the Committee reviews reported base salary data for public companies that are similar in size and complexity to Healthaxis. In 2006 the Committee reviewed reported salary data for small Dallas/Fort Worth based public companies ($2.0 million to $20.0 million in revenues) when making executive level salary adjustments. In 2007 the Committee has reviewed some comparative base salary data for public companies in the south and southwest region of the United States with revenues between $10 million and $50 million as well as comparative data for the companies comprising several investment bank health care IT indexes. The Committee also reviewed the same comparative data related to incentive bonuses and equity awards. Total compensation for the named executive officers is below the median and average ranges of the comparative populations due to our modest level of historical bonuses paid and limited equity award pool size. This data is reviewed for general comparative purposes to ensure that our compensation levels are not substantially different from the comparative norms. However, no specific benchmarks from the data are used as the basis of a formulaic determination.

Accounting and Tax Treatment

We account for equity compensation paid to our employees under the rules of FAS 123(R), which requires us to estimate and record an expense over the period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. Unless and until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense will not be material to our financial position. We structure cash bonus compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. Restricted stock awards made by us are subject to vesting conditions and are intended to be fully deductible by us at the time the award is otherwise taxable to the employee.

Generally, Section 162(m) of the Internal Revenue Code, and the regulations promulgated thereunder referred to as Section 162(m), denies a deduction to any publicly held corporation, such as the Company, for compensation exceeding $1,000,000 paid to the Chief Executive Officer and the four other highest paid executive officers during any taxable year, excluding, among other things, some performance-based compensation. The Committee intends to evaluate the level of compensation and the importance to the Company of qualifying for the performance-based exclusion with respect to options having an exercise price of not less than the fair market value of the Common Stock on the date of grant. The Committee will also continually evaluate to what extent Section 162(m) will apply to its other compensation programs.

The following table provides information concerning the compensation for the year ended December 31, 2006 for our principal executive officer, our principal financial officer and the three other most highly compensated executive officers during 2006 (collectively, the “named executive officers”).

Summary Compensation Table(1)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
John M. Carradine, Chief Executive Officer	2006	250,000	—	—		7,500	(3)	257,500

Ronald K. Herbert, Chief Financial Officer	2006	151,974	10,000	—		3,734	(3)	165,708

Lawrence F. Thompson, Executive Vice President	2006	200,000	16,000	33,985	(2)	77,626	(4)	327,611

J. Brent Webb, Senior Vice President, Secretary and General Counsel	2006	180,000	—	—		5,400	(3)	185,400

Roxanne Seale, Senior Vice President of Application Solutions	2006	129,250	10,000	—		4,177	(3)	143,427

(1)	For the restricted stock awards made to the named executive officers during 2006 there were no amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R). The grant date fair values of these awards under FAS 123(R) are shown in the Grants of Plan Based Awards table below. All stock options held by the named executive officers were fully vested prior to January 1, 2006, and as such, no amount is recognized for financial statement reporting purposes in accordance with FAS 123(R).

(2)	Represents commissions earned in 2006 under the sales compensation plan.

(3)	Represents employer contributions to the Company 401(k) Plan.

(4)	Represents the following, including the aggregate incremental cost to the Company of all perquisites or personal benefits for Mr. Thompson:

(a)	$7,023 in Company contributions to the Company 401(k) Plan;

(b)	$18,000 housing allowance for apartment in Irving, Texas;

(c)	$5,667 automobile allowance;

(d)	$17,744 travel allowance for commuting between Mr. Thompson’s home in California and Irving, Texas; and

(e)	$29,192 in tax gross up payments to cover Mr. Thompson’s tax liability for federal, state, medicare and social security taxes for the housing, auto and travel taxable fringe benefits.

Grants of Plan-Based Awards in 2006

Name and Principal Position	Grant Date	Number of Shares of Stock or Units		All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards(3)
John M. Carradine, Chief Executive Officer	5/10/2006	20,000	(1)	20,000	(1)	25,000

Ronald K. Herbert, Chief Financial Officer	5/10/2006	16,000	(1)	16,000	(1)	20,000

Lawrence F. Thompson, Executive Vice President	5/10/2006	16,000	(1)	16,000	(1)	20,000

J. Brent Webb, Senior Vice President, Secretary and General Counsel	5/10/2006	16,000	(1)	16,000	(1)	20,000

Roxanne Seale, Senior Vice President of Application Solutions	5/10/2006	12,000	(2)	12,000	(2)	15,000

(1)	The vesting conditions for the restricted stock granted to the CEO, CFO, SVP/General Counsel and EVP were as follows: (a) 25% upon our achieving a quarterly operating profit of $100,000 or more; (b) 25% upon our achieving four consecutive quarters of operating profit; (c) 25% upon our achieving eight consecutive quarters of operating profit; and (d) 25% upon our achieving quarterly revenue of $5.0 million or more. All restricted stock awards shown were granted under the terms of the 2005 Plan, and will become automatically vested upon a “change in control” as defined in the 2005 Plan.

(2)	The vesting conditions for the restricted stock granted to the SVP/Application Solutions were as follows: (a) 25% upon our achieving two consecutive quarters of operating profit; (b) 25% upon our achieving four consecutive quarters of operating profit; (c) 25% upon our completing a specified major customer implementation project; and (d) 25% upon our achieving quarterly revenue of $5.0 million or more. All restricted stock awards shown were granted under the terms of the 2005 Plan, and will become automatically vested upon a “change in control” as defined in the 2005 Plan.

(3)	Represents the full grant date fair value determined pursuant to FAS 123(R) as reflected in our financial statements, based on the number of shares of restricted stock granted and the $1.25 closing market price of our common stock on the grant date.

Employment Agreements

Messrs. Carradine and Webb have Change in Control Employment Agreements with the Company and its wholly owned operating subsidiary, Healthaxis, Ltd. These agreements were originally entered into effective January 1, 2002, and set forth, among other things, the terms and conditions pursuant to which the Company or its successor would continue to employ the executives or the amount of certain payments that would be made to each executive upon certain events following a change in control of the Company. On May 13, 2005, the Company and each of Messrs. Carradine and Webb executed an amendment to each of their respective Change in Control Employment Agreements (the “Employment Agreement Amendments”) under which they agreed that the closing of the investment transaction between the Company and Tak Investments, Inc. on that date resulted in a “change in control” of the Company and the triggering of the commencement of the three-year employment period between the Company and each of such executives as provided for in the original agreements. On April 20, 2007, the Committee recommended and the Board of Directors approved extensions to each of these agreements. Mr. Carradine’s employment term will continually extend for a period of two years (extending each day on a daily basis), and Mr. Webb’s employment term continually extends for 18 months (extending each day on a daily basis). Under the terms of the amended employment agreements with Messrs. Carradine and Webb, the Company is required to compensate the executives at the highest level of annual base salary and bonus in effect during the employment term. Under the terms of the 2005 Employment Agreement Amendments, Mr. Carradine and Mr. Webb each waived their entitlement to terminate employment with the Company for any reason during the 30-day period immediately following the first anniversary of the “change in control” resulting from the closing of the Company’s investment transaction with Tak Investments, Inc. As a result, no payment obligations are triggered under these agreements solely as a result of the previous change in control or any subsequent change in control.

On May 13, 2005, Healthaxis, Ltd., the Company’s wholly-owned operating subsidiary, entered into an employment agreement with Lawrence F. Thompson pursuant to which Mr. Thompson was appointed to the position of Executive Vice President of the Company. The term of Mr. Thompson’s employment agreement began on June 1, 2005 and was scheduled to end on June 1, 2008. On April 20, 2007, the Committee recommended and the Board of Directors approved an extension and effective June 1, 2007 Mr. Thompson’s employment term will continually extend for a period of one year (extending each day on a daily basis). During the term of his amended employment agreement, the Company will compensate Mr. Thompson at a base salary that is reviewed annually by the Committee. Under the terms of the original employment agreement, Mr. Thompson received a $32,000 signing bonus, $16,000 of which was paid during 2006. Mr. Thompson participates in our Sales Compensation Plan, with a guaranteed minimum aggregate commission of $50,000 per twelve-month period spanning from June 1 to May 31 beginning with the twelve-month period that commenced June 1, 2006. Simultaneously with the execution of the original employment agreement, Mr. Thompson received 50,000 stock options issued pursuant to our 2000 Stock Option Plan, with an exercise price of $1.80 per share. Mr. Thompson is further entitled to participate in all of our equity compensation plans, practices, policies and programs generally available to other senior executives of the Company and its affiliated companies.

On January 4, 2006, Healthaxis, Ltd. entered into an employment agreement with Mr. Ronald K. Herbert pursuant to which Mr. Herbert was appointed to the position of our Chief Financial Officer effective as of December 31, 2005. The employment agreement was entered into according to the terms of an employment offer letter entered into with Mr. Herbert on December 29, 2005, which is superceded by the employment agreement. The term of Mr. Herbert’s employment agreement began effective as of December 31, 2005, and originally ran through December 31, 2007. On April 20, 2007, the Committee recommended and the Board of Directors approved an extension and Mr. Herbert’s employment term will continually extend for a period of one year (extending each day on a daily basis). During the term of his employment agreement, the Company will compensate Mr. Herbert at a base salary that is reviewed annually by the Committee. On December 31, 2005, Mr. Herbert received 40,000 fully vested stock options issued pursuant to the Company’s 2005 Incentive Stock Plan, with an exercise price of $2.25 per share. Mr. Herbert is further entitled to participate in all of the Company’s equity compensation plans, practices, policies and programs generally available to other senior executives of the Company and its affiliated companies.

On April 20, 2007, Healthaxis, Ltd. entered into an employment agreement with Ms. Roxanne Seale pursuant to which Ms. Seale and the Company agreed that she would continue in the position of Senior Vice President of Application Solutions of the Company effective as of that date. The term of Ms. Seale’s employment agreement runs for one year and will continually extend for a period of one year (extending each day on a daily basis). During the term of her employment agreement, the Company will compensate Ms. Seale at a base salary that is reviewed annually by the Committee, and she is further entitled to participate in all of the Company’s equity compensation plans, practices, policies and programs generally available to other senior executives of the Company and its affiliated companies.

The employment agreements were amended in April 2007 primarily to extend the term of the agreements with these executive officers and to modify the amount of termination benefits due under the agreements in the event of the termination of the executive under certain circumstances. Each of the employment agreements referenced above contain severance and other post-termination payment arrangements described in more detail below under the caption “Severance and Post Termination Payment Arrangements.”

Outstanding Equity Awards at December 31, 2006

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
John M. Carradine,	10,000	—	8.20	02/08/2011	20,000	(2)	28,000
Chief Executive Officer	10,000	—	10.00	05/18/2011
	5,000	—	6.80	01/23/2012
	6,075	—	3.30	01/14/2013
	40,000	—	2.32	06/30/2014
	60,000	—	1.80	05/13/2015
	50,000	—	2.25	11/9/2015

Ronald K. Herbert,	40,000	—	2.25	12/31/2015	16,000	(2)	22,400
Chief Financial Officer

Lawrence F. Thompson,	50,000	—	1.80	05/13/2015	16,000	(2)	22,400
Executive Vice President

J. Brent Webb,	401	—	24.90	01/07/2010	16,000	(2)	22,400
Senior Vice President,	667	—	24.90	05/24/2010
Secretary and	5,000	—	10.00	05/18/2011
General Counsel	2,000	—	6.80	01/23/2012
	2,719	—	3.30	01/14/2013
	6,714	—	3.70	07/23/2013
	40,000	—	2.32	06/30/2014
	50,000	—	1.80	05/13/2015

Roxanne Seale,	401	—	24.90	01/07/2010	12,000	(3)	16,800
Senior Vice President of	400	—	6.80	01/23/2012
Application Solutions	2,719	—	3.30	01/14/2013
	3,981	—	3.70	07/23/2013
	10,000	—	2.32	06/30/2014

(1)	“Market Value” has been determined based on the last sale price of our common stock ($1.40) as reported by NASDAQ on December 29, 2006, the last business day of the year, multiplied by the number of shares that have not vested.

(2)	The award will vest upon achievement of performance targets as described in footnote 1 to the Grants of Plan-Based Awards Table.

(3)	The award will vest upon achievement of performance targets as described in footnote 2 to the Grants of Plan-Based Awards Table.

Severance and Post-Termination Payment Arrangements

Each of the five employment agreements referenced above provide that if the executive’s employment is terminated by reason of the executive’s death or disability during the employment period, the agreement will terminate without further obligations to the executive’s legal representatives other than for payment of accrued obligations and the timely payment or provision of other benefits. For purposes of the agreements, “disability” has the meaning set forth in the long-term disability plan providing benefits to our disabled executives at the disability effective date or, if more favorable to the executive, as in effect during the 120-day period immediately preceding the effective date. If there is no long term disability plan in effect for executives at the effective date, “disability” will mean the absence of the executive from the executive’s duties with us on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by us or our insurers and acceptable to the executive or the executive’s legal representative.

Under each of the five employment agreements referenced above, we will provide the covered executives with termination benefits if their employment is terminated by us without “cause” or by the individual for “good reason,” within the applicable employment term.

The agreements define “cause” as (i) the willful and continued failure of the executive to perform substantially the executive’s duties with us or to the extent, degree and level of performance as provided in the agreement, or (ii) the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to us.

The agreements define “good reason” as (i) the assignment of the executive to a position in which the executive’s authority, duties or responsibilities are materially diminished, (ii) any failure by us to comply with the compensation and benefit commitments contained in the agreement, (iii) our requiring the executive to be based at any office or location 35 miles or more from its current location, (iv) any purported termination by us of the executive’s employment otherwise than as expressly permitted by the Agreement, or (v) any failure by us to comply with and satisfy our obligation in the agreement to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of our business and/or assets to assume expressly and agree to perform under the employment agreement in the same manner and to the same extent that we would be required to perform it if no such succession had taken place.

If, during the employment period, we terminate the executive’s employment other than for cause, death or disability, or the executive terminates employment for good reason, the termination benefits under these agreements are as follows:

•	A lump sum payment equal to the executive’s salary through the termination date not yet paid and a pro-rated bonus based on the number of days of the current fiscal year as of the termination date;

•	A lump sum payment equal to (i) twenty-four months’ salary and the average bonus for the preceding three years in the case of Mr. Carradine; (ii) a lump sum payment equal to eighteen months’ salary and the average bonus for the preceding three years in the case of Mr. Webb; (iii) a lump sum payment equal to one year’s salary and all commissions under the Sales Compensation Plan that would have otherwise been paid following a termination under the plan in the case of Mr. Thompson; and (iv) a lump sum payment equal to one year’s salary and the average bonus for the preceding three years in the case of Mr. Herbert and Ms. Seale.

•	Immediate vesting of all restricted stock held by the executive and acceleration of any vesting periods for any options to purchase the Company’s common stock and an extension of the period during which such options may be exercised from three months following termination of employment to thirty-six months following termination of employment;

•	Continuation of health and insurance benefits for 12 months following termination of employment; and

•	Outplacement services for 12 months following termination of employment.

Under each of the amended employment agreements, the covered executive may not become an employee of, independent contractor of, consultant to, or perform any services for competitors of the Company for a specified period following the termination of his employment by the Company. The specified period is 18 months in the case of Mr. Carradine, and one year in the case of the other named executives. The agreements also contain confidentiality obligations that survive indefinitely, and non-solicitation obligations that continue for two years following termination of employment.

The amended employment agreements contain a tax gross-up provision relating to any excise tax that the covered individual incurs by reason of the receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

These agreements are maintained in part to compete with other organizations for executive talent. Our long-term business strategy includes ongoing exploration and pursuit of acquisitions of similar or complementary businesses to capitalize on the rapidly growing and fragmented health insurance claims services outsourcing market and to create a business process services company of breadth and scale. Successfully completing these activities can place our executives’ employment at risk, especially given our relative size. As a result, we also elect to maintain these agreements for the purpose of encouraging and fostering strategic activity by our executives without regard to personal economic risks that might result from changes in ownership that could result from a business combination. Our executives have made considerable progress in placing us in a position to achieve these objectives, and we intend to continue these agreements in the future.

The following table shows the estimated payments and benefits that would have been due under each of the employment agreements under the current terms as agreed to on April 20, 2007 had the executive’s employment been terminated by the Company other than for cause or by the executive for good reason on December 31, 2006:

Estimated Post-Termination Payments as of December 31, 2006 (1)

	Named Executive Officer
Compensation Component	John M. Carradine, President & Chief Executive Officer	Ronald K. Herbert, Chief Financial Officer	Lawrence F. Thompson, Executive Vice President Sales and Marketing	J. Brent Webb, Senior Vice President and General Counsel	Roxanne Seale, Senior Vice President of Application Solutions
Base Salary(2)	$500,000	$170,000	$200,000	$270,000	$135,500
Bonus(3)	$5,000	N/A	$4,167	$9,242	$10,000
Restricted Stock Vesting(4)	$28,000	$22,400	$22,400	$22,400	$16,800
Option Vesting(5)	—	—	—	—	—
Option Post-Termination Exercise Extension(6)	—	—	—	—	—
Health and Insurance Benefits Continuation(7)	$14,187	$13,756	$9,565	$10,189	$8,997
Outplacement Services (8)	$24,000	$24,000	$24,000	$24,000	$24,000
Tax Gross up Payment (9)	—	—	—	—	—
TOTAL:	$571,187	$230,156	$260,132	$335,831	$195,297

(1)	Payments and actual or estimated costs shown in this table would have applied had the executive’s employment been terminated by the Company other than for cause or by the executive for good reason on December 31, 2006 if the terms of the agreements currently in place had been in effect. The actual terms that were in place as of December 31, 2006 would yield lower estimates. This table reflects only those payments and costs that are in addition to other standard post-termination payments that might apply in a given circumstance and are generally applicable to all salaried employees, such as payment of accrued but unused vacation. If the executive’s employment was terminated for cause, by death, by disability or voluntary termination without good reason by the executive, there would be no contractual payments or costs due under the employment agreements. There are also no payments of any kind due solely as a result of a change in control. All outstanding unvested restricted stock would vest on a change in control by virtue of the terms of the award grants and the 2005 Plan.

(2)	Base salary component is payable in a lump sum within 30 days of termination.

(3)	Bonus component is payable in a lump sum within 30 days of termination. Amounts shown reflect the average of actual incentive bonuses paid, if any, during 2003, 2004, and 2005. Mr. Thompson would also receive post-termination commissions for 30 days beyond the termination date under the standard terms of the Sales Compensation Plan, currently estimated at 1/12th the amount of his minimum annual commission.

(4)	Based on $1.40 closing price on December 29, 2006 and outstanding restricted stock awards as of December 31, 2006

(5)	There are currently no unvested options outstanding that would vest on termination.

(6)	There would be no reportable expense to the Company for the extension of the standard 3-month post-termination exercise period on stock options by 33 months.

(7)	Estimated based on 2006 amounts expensed for health, dental, life insurance based on each executive’s 2006 level of coverage selected under the applicable program.

(8)	Estimated at $2,000 per month. These costs would be paid by the Company if and as incurred during the agreed period for this benefit if elected by the executive.

(9)	The excise tax imposed by Section 4999 of the Internal Revenue Code would not have been applicable and therefore no tax gross up payments would have been made by the Company.

Director Compensation

On an annual basis the Compensation Committee reviews the compensation program in place for members of our Board of Directors. The program is intended to provide sufficient compensation to attract and retain qualified Board members. We have consistently maintained a compensation program for our non-employee directors that is comprised of both an equity and a cash component. In reviewing the program the Committee considers historical Board compensation amounts provided by us and may also review reported board compensation data for public companies that are similar in size and complexity to Healthaxis. Such data is reviewed for general comparative purposes only. The Committee also considers our financial condition and the financial accounting expense impact equity awards to Board members will have.

For 2006, each non-employee director received 8,000 shares of restricted stock, with the chairman of each committee of the Board of Directors and the lead director receiving an additional 2,000 shares of restricted stock and the Chairman of the Board receiving an additional 4,000 shares of restricted stock. These grants of restricted stock vested at the rate of 25% for each of the four regular quarterly meetings of the Board of Directors and its committees held during 2006 and were fully vested at December 31, 2006. In accordance with FAS 123(R), these shares were valued at the grant date closing stock price of $1.25 per share and expensed according to the time-vesting criteria.

With respect to cash compensation during 2006, non-employee directors other than the Chairman of the Board received $1,875 for each meeting attended in person, $500 for each committee meeting attended in person when not held on the same date and at the same location as a meeting of the Board of Directors, and $250 per hour for attendance at telephonic meetings (with a maximum of $500 per telephonic meeting). Beginning July 1, 2006, the Chairman of the Board received $5,675 for each meeting of the Board of Directors attended in person, and $350 per hour for attendance at telephonic meetings (with a maximum of $750 per telephonic meeting). Committee chairs and the lead director received an additional $2,000 per committee meeting attended in person and $350 per hour for attendance at telephonic meetings (with a maximum of $750 per telephonic meeting).

In January 2007, the Board of Directors reviewed and approved the 2007 compensation program for our Board of Directors. For 2007 there is no change in the cash compensation component of the program. In 2007 each non-employee director has received 10,000 shares of restricted stock, with the chairman of each committee of the Board of Directors and the lead director receiving an additional 2,500 shares of restricted stock and the Chairman of the Board receiving an additional 15,000 shares of restricted stock. These grants of restricted stock vest at the rate of 25% for each of the four regular quarterly meetings of the Board of Directors and its committees to be held during 2007 and will be valued at the grant date closing stock price of $1.38 per share and expensed according to the time-vesting criteria. The Committee believes that in light of the changing environment for public company boards that the level of compensation we offer for Board service will likely need to be further increased in future periods to continue to attract qualified members.

James W. McLane has served as Chairman of the Board of Directors since July 2001. He also served as Chief Executive Officer from February 2001 until October 2005, and as President from February 2001 through February 2004. During the period from January 1, 2002 through October 1, 2005, Mr. McLane, Healthaxis, Ltd. and the Company were parties to a Change in Control Employment Agreement on terms similar to those described above for Messrs. Carradine and Webb. On November 19, 2005, the Compensation Committee, on our behalf, and Mr. McLane reached an oral agreement to modify Mr. McLane’s Change in Control Employment Agreement, as previously amended. Under the terms of that oral agreement, effective as of January 1, 2006, Mr. McLane ceased to be an employee and began providing consulting services to the Company. Pursuant to this agreement, we paid Mr. McLane a consulting fee of $10,000 per month from January 1, 2006 through June 30, 2006, and effective July 1, 2006 Mr. McLane received the cash fees described above in his capacity as Chairman for each meeting of the Board of Directors attended for the remainder of the year. As a result of our and Mr. McLane’s oral agreement, Mr. McLane’s “Employment Period” under his Change in Control Employment Agreement, as amended, ceased as of December 31, 2005 and, Mr. McLane waived entitlement to any severance payments arising as a result of his termination of employment under the Change in Control Employment Agreement. In addition, it was agreed that all of Mr. McLane’s outstanding stock options issued prior to November 19, 2005 will remain exercisable for a period of 3 years from the date he ceases to serve as Chairman of Healthaxis, irrespective of the termination of his employment as of the earlier date.

The following table shows the 2006 compensation earned by each non-employee member of the Company’s Board of Directors. Mr. Carradine is also a member of the Board of Directors but did not receive any additional compensation for serving on the Board.

2006 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
James J. Byrne	13,425	10,000	(2)	—		23,425
John W. Coyle	9,125	10,000	(3)	—		19,125
Thomas L. Cunningham	17,100	12,500	(4)	—		29,600
Adam J. Gutstein	6,125	12,500	(5)	—		18,625
Kevin F. Hickey	9,375	12,500	(6)	—		21,875
James W. McLane	8,000	15,000	(7)	60,000	(9)	83,000
Barry L. Reisig	11,000	10,000	(8)	—		21,000

(1)	As of December 31, 2006, all shares were fully vested. The amount shown represents the aggregate amount recognized as compensation expense by the Company during the year ended December 31, 2006 computed in accordance with FAS 123(R). Each individual shown received a time-vested restricted stock grant on May 10, 2006, and the grant date fair value of each award is as follows based on the grant date closing stock price of $1.25 per share:

Stock Awards	Stock Awards (#)	Grant Date	Price ($)	Grant Date Fair Value($)
James J. Byrne	8,000	5/10/2006	1.25	10,000
John W. Coyle	8,000	5/10/2006	1.25	10,000
Thomas L. Cunningham	10,000	5/10/2006	1.25	12,500
Adam J. Gutstein	10,000	5/10/2006	1.25	12,500
Kevin F. Hickey	10,000	5/10/2006	1.25	12,500
James W. McLane	12,000	5/10/2006	1.25	15,000
Barry L. Reisig	8,000	5/10/2006	1.25	10,000

(2)	The total number of restricted stock awards owned at fiscal year end was 8,000. The total number of stock options outstanding at fiscal year end was 17,500.

(3)	The total number of restricted stock awards owned at fiscal year end was 8,000. The total number of stock options outstanding at fiscal year end was 17,500.

(4)	The total number of restricted stock awards owned at fiscal year end was 10,000. The total number of stock options outstanding at fiscal year end was 21,688.

(5)	The total number of restricted stock awards owned at fiscal year end was 10,000. The total number of stock options outstanding at fiscal year end was 24,500.

(6)	The total number of restricted stock awards owned at fiscal year end was 10,000. The total number of stock options outstanding at fiscal year end was 25,260.

(7)	The total number of restricted stock awards owned at fiscal year end was 12,000. The total number of stock options outstanding at fiscal year end was 264,016.

(8)	The total number of restricted stock awards owned at fiscal year end was 8,000. The total number of stock options outstanding at fiscal year end was 4,000.

(9)	This amount represents consulting fees.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding all compensation plans under which Company equity securities are authorized for issuance as of December 31, 2006:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in left column)
Equity compensation plans approved by security holders(1)	889,909	$2.99	875,392
Equity compensation plans not approved by security holders(2)(3)	156,525	$12.84	0
Total	1,046,434	$4.46	875,392

(1)	This category consists of the Healthaxis Inc. 2005 Stock Incentive Plan, which amended and restated the Healthaxis Inc. 2000 Stock Option Plan, both of which were approved by the shareholders. The amounts shown for “number of securities to be issued upon exercise of outstanding options, warrants and rights” and “weighted-average exercise price of outstanding options, warrants and rights” exclude 154,000 shares of unvested restricted stock granted to employees because restricted stock has no exercise price and was reflected in current common outstanding at year end. All outstanding vested and unvested restricted shares have been deducted from the amounts shown as “number of securities remaining available for future issuance under equity compensation plans.”

(2)	This table does not include 187,128 shares of Common Stock that may be issued upon exercise of options outstanding under the Healthaxis.com, Inc. Amended and Restated 1998 Stock Option Plan which was assumed in the Healthaxis.com merger with the Company as approved by the shareholders. The weighted average exercise price of these outstanding options is $18.59.

(3)	This category includes an aggregate of 116,505 shares subject to options outstanding under the Provident American Corporation Stock Option Plan For Directors and the Provident American Corporation Amended And Restated Stock Option Plan For Directors and other historical plans related to the issuance of options to former officers, directors and related to the Company’s discontinued insurance operations. The Company no longer makes any option grants under any of these plans. This category also includes a total of 40,020 shares subject to outstanding warrants that were issued by the Company in connection with historical consulting and services arrangements. The Healthaxis.com warrants were originally issued in connection with various marketing and carrier partner agreements related to the discontinued retail website operations.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted By the Compensation Committee of the Board of Directors

John W. Coyle, 2007 Chairman
Kevin F. Hickey, 2006 Chairman
James J. Byrne
Adam J. Gutstein

REPORT OF AUDIT COMMITTEE

The Audit Committee met five times in 2006. As required by its charter, which has been adopted by the Board of Directors, the Audit Committee has met with management to review and discuss the audited financial statements. The Audit Committee also conducted discussions with the Company’s independent auditors, McGladrey & Pullen, LLP, regarding the matters required by the Statement on Auditing Standards No. 61, as amended. The Audit Committee has received the written disclosures and the letter from the independent accountants as required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees,” and the Audit Committee has discussed with McGladrey & Pullen, LLP its independence. Based upon the review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by the Audit Committee of the Board of Directors

Thomas L. Cunningham, Chairman
John W. Coyle
James J. Byrne
Barry L. Reisig

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Audit Committee is charged with responsibility for reviewing and approving all related party transactions. The Audit Committee has not developed written procedures relating to its review and approval of such transactions, nor has it identified standards to be applied by it in connection with its review and approval. The transactions described below related to the investment made by Tak Investments, Inc. were approved by the Company’s Board of Directors.

As a part of the investment in the Company made by Tak Investments Inc., a Delaware corporation that is a significant shareholder and is owned by Mr. Sharad Tak, the Company entered into a five-year Remote Resourcing Agreement with Healthcare BPO Partners L.P., a company owned by Mr. Tak. Under the terms of this agreement, Healthcare BPO Partners provides India-based personnel and infrastructure that are utilized by the Company to provide business process outsourcing services and other software development and technical support services to support the Company’s operations. The Indian operations, which are dedicated for the Company’s exclusive use, are managed by the Company and based in Jaipur, India. These Indian operations supplement the Company’s operations in Utah, Texas and Jamaica. Under this Agreement, Healthcare BPO Partners also provides the Company with data center space and support services in the United States. The terms on which these remote resources are provided to the Company have been reviewed and approved by the Audit Committee and are at globally competitive rates. During 2006, the Company recognized expense of $1.1 million to Healthcare BPO Partners for the remote resources and related services provided under the agreement and, at December 31, 2006, the Company had accounts payable to Healthcare BPO Partners of $89,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (“Section 16(a)”) requires the Company’s directors, executive officers, and persons who own more than 10% of a registered class of the Company’ equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except that Lewis Asset Management, a 10% stockholder, failed to file a Form 3, and filed two Forms 4 reporting a total of three transactions late.

ADVANCE NOTICE BYLAW PROVISION

The Company’s Amended and Restated Bylaws provide that nominations by shareholders for directors to be elected, or proposals by shareholders to be considered, at a meeting of shareholders and which have not been previously approved by the Board of Directors must be submitted to the Secretary of the Company not later than (i) with respect to an election to be held, or a proposal considered, at an annual meeting of shareholders, the latest date upon which shareholder proposals must be submitted to the Company for inclusion in the Company’s proxy statement relating to such meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or other applicable rules or regulations under the federal securities laws or, if no such rules apply, at least ninety days prior to the date one year from the date of the immediately preceding the annual meeting of shareholders, and (ii) with respect to an election to be held, or a proposal to be considered at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders.

SHAREHOLDER PROPOSALS

The Rule 14a-8 requirements applicable to inclusion of shareholder proposals in the Company’s proxy materials related to the Company’s 2008 Annual Meeting of Shareholders (the “2008 Meeting”) require that a shareholder proposal regarding the 2008 Meeting must be submitted to the Company at its office located at 7301 North State Highway 161, Suite 300, Irving, TX 75039, Attention: Secretary, by January 1, 2008, to receive consideration for inclusion in the Company’s 2008 proxy materials. Any such proposal must also comply with the proxy rules under the Securities Exchange Act of 1934, including Rule 14a-8. Assuming the 2008 Meeting is held within 30 days of the 2007 Annual Meeting, as to all such matters which the Company does not have notice on or prior to March 17, 2008, discretionary authority shall be granted to the persons designated in the Company’s proxy related to the 2008 Meeting to vote on such proposal.

HOUSEHOLDING INFORMATION

Unless the Company has received contrary instructions, the Company may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more shareholders reside if the Company believes the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce the Company’s expenses. However, if shareholders prefer to receive multiple sets of the Company’s disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of the Company’s disclosure documents, the shareholders should follow these instructions:

If the shares are registered in the name of the shareholder, the shareholder should contact Healthaxis at its offices at 7301 North State Highway 161, Suite 300, Irving, TX 75039, Attn: J. Brent Webb, Secretary, telephone number (972) 443-5000 to inform the Company of their request. If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

OTHER MATTERS

If any other matters are properly presented at the Annual Meeting, including a motion to adjourn, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as a person delivering a proxy would be entitled to vote. At the date this Proxy Statement was printed, the Company did not anticipate that any other matters would be raised at the Annual Meeting.

ANNUAL REPORT ON FORM 10-K

EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 REQUIRED TO BE FILED WITH THE COMMISSION WITHOUT CHARGE, INCLUDING EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST THEREFOR TO:

Healthaxis Inc.
7301 North State Highway 161
Suite 300
Irving, TX 75039
Attn: J. Brent Webb, Secretary

By Order of the Board Of Directors,

J. Brent Webb
Secretary

HEALTHAXIS INC.

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS FOR THE
2007 ANNUAL MEETING OF STOCKHOLDERS ON JUNE 6, 2007

The undersigned shareholder of HEALTHAXIS INC., a Pennsylvania corporation (the “Company”), hereby acknowledges receipt of the official Notice of Annual Meeting of Shareholders, dated May 1, 2007, and hereby appoints J. Brent Webb and Ronald K. Herbert, and each of them as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Shareholders of the Company, to be held on Wednesday, June 6, 2007, at 9:00 a.m., Central Daylight Time, at the offices of the Company located at 7301 North State Highway 161, Suite 300, Irving, Texas 75039, and any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

1. To elect eight directors to serve until the next annual meeting of shareholders and until their successors are duly elected;

01 James J. Byrne	02 John M. Carradine
03 John W. Coyle	04 Thomas L. Cunningham
05 Adam J. Gutstein	06 Kevin F. Hickey
07 James W. McLane	08 Barry L. Reisig

[   ] FOR ALL NOMINEES (except as provided to the contrary below)

[   ] WITHHOLD AUTHORITY FOR ALL NOMINEES

If there is any individual director with respect to whom you desire to withhold your consent, you may do so by indicating his name(s):               .

2. To ratify the selection of McGladrey & Pullen, LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2007; and

[   ] FOR            [   ] AGAINST            [   ] ABSTAIN

3. To act upon such other matters as may properly come before the meeting, including any motion to adjourn the meeting to a later time to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the proposals or before any postponements or adjournments thereof.

[   ] FOR            [   ] AGAINST            [   ] ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) or postponement(s) thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE APPROVAL OF ALL EIGHT OF THE DIRECTOR NOMINEES, (2) FOR THE RATIFICATION OF THE SELECTION OF MCGLADREY & PULLEN, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007, AND (3) TO ACT UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING ANY MOTION TO ADJOURN THE MEETING TO A LATER TIME TO PERMIT FURTHER SOLICITATION OF PROXIES IF NECESSARY TO ESTABLISH A QUORUM OR TO OBTAIN ADDITIONAL VOTES IN FAVOR OF THE PROPOSALS OR BEFORE ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) or postponement(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

Dated:

Signature

Signature

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)